CCAIR, INC.

                         COMMON STOCK PURCHASE AGREEMENT

         THIS COMMON STOCK PURCHASE AGREEMENT is made as of December 3, 1997, by and between CCAIR, Inc., a Delaware corporation (the "Company"), and the individual or entitles listed on Exhibit 1 attached hereto and incorporated herein by reference (collectively the "Investors" or, individually, the "Investor").



                      THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       PURCHASE AND SALE.

         1.1 SALE AND ISSUANCE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, Investors agree to purchase at the Closing, and the Company agrees to sell and issue to Investors at the Closing, against cash payment, five hundred forty-five thousand (545,000) shares (the "Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock"), in such amount as set forth beside the name of each Investor on Exhibit 1. The purchase price for the Shares shall be calculated at a per share price equal to $2.75 per share (the "Purchase Price").

         1.2 CLOSING. The purchase and sale of the Shares shall take place at the offices of Company, at eleven o'clock a.m. on December 3, 1997, or at such other time and place as the Company and the Investors mutually agree upon (which time and place are designated the "Closing"). At the Closing, subject to Section
9.7 hereof, each Investor shall deliver to the Company immediately collectable funds in the respective amount of the Purchase Price determined by multiplying the Purchase Price per Share by the number of Shares set forth beside the name of each Investor on Exhibit 1. The Company will deliver a certificate representing the Shares to each Investor at the respective address set forth on
Exhibit 1 within two (2) business days of the date of Closing.

         1.3 USE OF PROCEEDS. The Company agrees to use the net proceeds from the sale of the Shares for the repayment of outstanding obligations, for the reduction of trade debt and for working capital purposes.

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Except as set forth on Exhibit 2, the Company hereby represents and warrants to the Investors that:

         2.1 INCORPORATION. The Company and each of the Subsidiaries (as defined in paragraph 2.3) is a corporation duly organized and validly existing, is in good standing under the laws of the state or other place of its incorporation, has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, and the

Company and each of the Subsidiaries is qualified as a foreign corporation in each jurisdiction where the failure so to qualify would have a material adverse effect on its business or operations.

         2.2 CAPITALIZATION. The authorized capital of the Company consists of ten million (10,000,000) shares of Common Stock, of which at Closing not more than nine million nine hundred ninety-five thousand, six hundred thirteen (9,995,613) shares will be issued and outstanding or reserved for issuance under options, warrants or benefit plans.

         2.3 SUBSIDIARIES. Except as set forth on Exhibit 2 attached hereto, the Company does not presently control, directly or indirectly, any other corporation, association or business entity. The entities listed on Exhibit 2 are referred to herein as the "Subsidiaries." Each of the Subsidiaries is wholly owned by the Company and has no operations.

         2.4 AUTHORIZATION. All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement and for the authorization, issuance and delivery of the Shares being sold hereunder has been or shall be taken prior to the Closing, and this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of the Company. Issuance of the Shares is not subject to preemptive rights or other preferential rights of any present or future stockholders in the Company.

         2.5 VALIDITY OF SECURITIES. The Shares to be purchased and sold pursuant to this Agreement, when issued, sold and delivered in accordance with its terms for the consideration expressed herein, shall be duly and validly issued.

         2.6 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any provisions of its Articles of Incorporation, its Bylaws, any material mortgage, indenture, lease, agreement or other instrument to which it is a party, or of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute a default under any such provision.

         2.7 LITIGATION. There are no actions, proceedings or investigations pending, or to the knowledge of the Company threatened, which question the validity of this Agreement or which might result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs or prospects of the Company, nor, to the knowledge of the Company, has there occurred any event or does there exist any condition which might properly be the basis therefor.

         2.8 FINANCIAL STATEMENTS. The Company has previously furnished a copy of the Company's annual report on Form 10-K for the fiscal year ended June 30, 1997, containing audited financial statements as at June 30, 1997 and for the three years then ended. All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, fairly present the financial condition of the Company as of dates thereof, and the results of operations of the Company for the periods indicated.

         2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth on Exhibit 2 attached to this Agreement, since June 30, 1997, whether or not in the ordinary course of business, there has not occurred or arisen (a) any material adverse change in the financial condition, operations, business or prospects of the Company, or (b) any event, condition or state of facts of any character which materially or adversely affects, or may materially or adversely affect, the financial condition, operations, business or prospects of the Company.

         2.10 TAX RETURNS AND REPORTS. All federal income tax and state franchise tax returns and tax reports required to be filed by the Company have been filed with the appropriate governmental agencies in all jurisdictions in which such returns or reports are required to be filed. All such returns and reports constitute complete and accurate representations, in all material respects, of the tax liabilities of the Company. All federal income tax and state franchise and other taxes (including interest and penalties) due from the Company have been fully paid or adequately provided for on the books and financial statements of the Company. The Company has not entered into any agreements with federal and state taxing authorities extending the statute of limitations with respect to the assessment of federal and state taxes for any period.

         2.11 EXCHANGE ACT REPORTS. The Company has timely filed with the Securities and Exchange Commission (the "Commission") all reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such reports complied in all material respects with the requirements of the Exchange Act and were complete and accurate in all material respects at the time of filing and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         3. REPRESENTATIONS AND WARRANTIES OF INVESTORS. Each Investor, severally and not jointly, represents and warrants to the Company as follows:

         3.1 AUTHORIZATION. When executed and delivered by such Investor, this Agreement will constitute the valid and legally binding obligation of such Investor.

         3.2 ACCREDITED INVESTOR. Such Investor is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Act").

         4.       SECURITIES ACT OF 1933.

         4.1      INVESTMENT REPRESENTATION.

         (a) This Agreement is made with each Investor in reliance upon its representations to the Company, which by its acceptance hereof each Investor hereby confirms, that the Shares to be received will be acquired for investment for an indefinite period for its own account and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling or otherwise distributing the same, but subject, nevertheless, to each Investor's rights under Section 7 hereof and to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, each Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell or transfer to such person any of the Shares.

         (b) Each Investor understands that the Shares are not and may never be registered under the Act on the ground that the sale provided for in this Agreement and the issuance of Shares is exempt pursuant to Section 4(2) of the Act and Rule 506 of Regulation D thereunder, and that the Company's reliance on such exemption is predicated on its representations set forth herein; provided, however, that nothing provided in this Section 4.1(b) shall in any way limit such Investor's rights under Section 7 hereof or any other specific provision of this Agreement.

         (c) Each Investor agrees that in no event will it make a disposition of any of the Shares, unless the Shares shall have been registered under the Act, or unless and until (i) it shall have notified the Company with a statement of the circumstances surrounding the proposed disposition and (ii) it shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that (A) such disposition will not require registration under the Act, and (B) that appropriate action necessary for compliance with the Act has been taken. Notwithstanding the foregoing, each Investor that is an entity qualifying as an accredited investor under Rule 501(a)(8) may distribute any of the Shares to the owners of its equity.

         (d) Each Investor that is an entity represents that it was not formed or organized for the purposes of making an investment in the Shares in accordance with this Agreement.

         (e) Each Investor represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, has the ability to bear the economic risks of its investment and has been furnished with, and has had access to, such information as would be made available in the form of a registration statement together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions which have been asked by such Investor answered by the Company.

         (f) Each Investor understands that if a registration statement covering the Shares under the Act is not in effect when it desires to sell any of the Shares, it may be required to hold such Shares for an indeterminate period. Each Investor also acknowledges that it understands that any sale of the Shares which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

         4.2 LEGENDS. All certificates for the Shares shall bear substantially the following legend:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED BY THE ISSUEE FOR INVESTMENT PURPOSES. SAID SHARES MAY NOT BE SOLD OR TRANSFERRED UNLESS (A) THEY HAVE BEEN REGISTERED UNDER SAID ACT, OR (B) THE COMPANY IS PRESENTED WITH EITHER A WRITTEN OPINION SATISFACTORY TO THE COMPANY OR A `NO-ACTION' OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER.

         5. CONDITIONS TO INVESTORS' OBLIGATIONS AT CLOSING.

         The obligations of the Investors under paragraphs 1.1 and 1.2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in paragraph 2 hereof, subject to the disclosures contained in Exhibit 2, shall be true on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

         5.2 PERFORMANCE. The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it on or before the Closing.

         5.3 STATE SECURITIES LAWS. The Company will have complied with all requirements under all applicable state securities laws with respect to the offer and sale of the Shares.

         5.4 OPINION OF COUNSEL. There shall have been delivered to counsel for the Investors an opinion of Rayburn, Moon & Smith, P.A., counsel for the Company, to the effect that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware,
(ii) this Agreement has been duly authorized, executed, and delivered by the Company and constitutes a valid and enforceable obligation of the Company in accordance with its terms, (iii) the Shares have been duly authorized, issued and delivered and are fully paid and nonassessable and validly outstanding and
(iv) based in part upon the representations of Investors the offer, sale, and delivery of the Shares under the circumstances contemplated by this Agreement constitutes an exempt transaction under the Act.

         5.5 COUNSEL FEES. The legal fees and expenses of Winstead Sechrest & Minick P.C. incurred by Investors shall have been paid in accordance with
Section 9.7 of this Agreement.

         6.       CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

         The obligations of the Company under paragraphs 1.1 and 1.2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         6.1 WARRANTIES TRUE ON THE CLOSING DATE. The representations and warranties of the Investors contained in paragraphs 3 and 4 hereof shall be true on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

         6.2 RECEIPT OF FUNDS. Subject to Section 9.7 hereof, the Company shall have received the applicable portion of the funds representing the Purchase Price from each Investor.

         7. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

         7.1 DEMAND REGISTRATION.

                  (a) REQUEST FOR REGISTRATION. At any time after the date hereof and prior to October 31, 2007, Investor or any transferee of Investor then holding Shares constituting one percent or more of the outstanding Common Stock may make a written request ("Demand Notice") for registration under the Act (a "Demand Registration") of all or part of their respective Shares, subject to the conditions of this Agreement. Each Demand Notice will specify the number of Shares proposed to be sold and will also specify the intended method of disposition thereof. Within ten days after receipt of each Demand Notice, the Company will give written notice of the Company's receipt of such Demand Notice to all other holders of Shares (the "Holders") at least 20, but not more than 60, days before the anticipated filing date of a registration statement as required by this paragraph, and such Holders will be given the opportunity to participate in such Demand Registration and each Holder electing to participate shall be deemed a Demanding Holder (as hereinafter defined) for purposes of this Agreement. Subject to paragraph 7.1(d) hereof, the Company will include in such Demand Registration all Shares with respect to which the Company has received written requests for inclusion therein within fifteen days after the delivery to the applicable Holders of the Company's notice. Each such Holder's request also will specify the number of Shares to be registered and, subject to paragraph 7.1(f) hereof, the intended method of disposition thereof. Demand Registration shall be on such appropriate registration form of the Commission as the Company shall determine.

                  (b) LIMITATION ON DEMAND REGISTRATION. The Company shall not be obligated to effect more than three Demand Registrations under this paragraph 7.1.

                  (c) EFFECTIVE REGISTRATION. Under receipt of a Demand Notice, the Company will (i) promptly prepare and file a registration statement covering the Shares requested to be included in such Demand Registration (subject to paragraph 7.1(e) below) and (ii) cause each Demand Registration to become effective under the Act and thereafter to keep it effective under the Act for a period of 120 days. A registration will not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective (unless the Holders whose Shares are included in such Demand Registration ("Selling Demand Holders") withdraw their request for the Demand Registration, in which case such demand shall count as a Demand Registration unless the Selling Demand Holders agree to pay all Registration Expenses (as hereinafter defined)), (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Selling Demand Holders and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Selling Demand Holders. Except as set forth above, the Company will pay all Registration Expenses in connection with any Demand Registration, whether or not it becomes effective.

                  (d) NO THIRD-PARTY PIGGY-BACK ON DEMAND REGISTRATIONS. Neither the Company nor any of its respective security holders may include securities of the Company in any Demand Registration without the prior written consent of the Demanding Holder (as hereinafter defined) or, if more than one Demanding Holder, the Majority Demanding Holder (as hereinafter defined), and the Company shall not enter into any agreement providing any such right to any of its security holders.

                  (e) PRIORITY ON DEMAND REGISTRATIONS. In the event the offering of Shares pursuant to a Demand Registration shall be in the form of an underwritten offering pursuant to subsection (f) below, if the managing Underwriter or Underwriters of such offering advise the Company and the Selling Demand Holders in writing that, in their good faith judgment, the number of Shares and any other securities requested to be included in such offering is sufficiently large to materially and adversely affect the success of such offering (a "Material Adverse Effect"), the Company shall include in such registration (i) first, the number of Shares requested to be included in such registration by the Selling Demand Holders and (ii) second, the aggregate number of securities which in the good faith judgment of such managing Underwriter or Underwriters can be sold without any such Material Adverse Effect which have been requested to be included by the Company and, subject to subsection (d) above, all other holders of securities of the Company permitted to include their securities in such Demand Registration (allocated among such persons as they may so determine).

                  (f) MANNER OF OFFERING; SELECTION OF UNDERWRITERS. If the Holder(s) requesting a Demand Registration ("Demanding Holder(s)") so requests (or if more than one Demanding Holder, if the Demanding Holders owning a majority of the Shares requested to be included in the Demand Regulation by the Demanding Holders (the "Majority Demanding Holders") so request), the offering of Shares pursuant to a Demand Registration shall be in the form of an underwritten offering, and all Holders electing to participate in such Demand Registration shall be bound by such determination. If a Demand Registration is in the form of an underwritten offering, the Majority Demanding Holders shall select the managing Underwriter or Underwriters to be used in connection with the offering; provided, however, that such Underwriter or Underwriters must be reasonably satisfactory to the Company.

         7.2      SHELF REGISTRATION.

                  (a) SHELF REGISTRATION. Within ten (10) business days after the date hereof, the Company will file a "shelf" registration of the Shares pursuant to Rule 415 (or any successor thereto) under the Act ("Shelf Registration"). The Company will cause such Shelf Registration to become effective under the Act within forty-five (45) days after filing and thereafter shall keep it effective under the Act for a period of five (5) years or such shorter period that will terminate when all Shares covered by such Registration Statement have been sold pursuant to such Registration Statement. The Company's obligation to keep the Shelf Registration effective is subject to the receipt by the Company from the Investors of information relating to the Shares necessary to update the Shelf Registration upon written request of the Company. The Shelf Registration shall be on such appropriate registration form of the Commission as the Company shall determine. The Company will pay all Registration Expenses in connection with the Shelf Registration.

                  (b) LIMITATION ON SHELF REGISTRATION. Subject to the provisions of paragraph 7.5, the Company shall not be obligated to effect more than one Shelf Registration under this paragraph 7.2.

         7.3 PIGGYBACK RIGHTS. If at any time after the date hereof, and prior to October 31, 2007, the Company proposes to register under the Act any of its equity securities or debt with equity features, it will give written notice to the Investors of its intention to do so no less than thirty (30) days prior to filing such registration statement. On the written request of Investors given within fifteen (15) days after receipt of any such notice, the Company will cause the Shares for which the registration thereof has been requested to be included in such registration statement proposed to be filed by the Company (a "Piggy-back Registration").

         7.4 EXPENSES. With respect to any Shares in a registration statement pursuant to this paragraph 7, the Company shall bear the following fees, costs, and expenses: all registration, filing and NASD fees, fees required by NASDAQ or any exchange on which the Common Stock is then traded, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the offering is underwritten), all internal expenses, the premiums and other costs of policies of insurance against liability arising out of the public offering and legal fees and disbursements and other expenses of complying with state securities laws of any jurisdictions in which the securities to be offered are to be registered or qualified (collectively "Registration Expenses"). Fees and disbursements of special counsel and accountants for the Investors, underwriting discounts and commissions, transfer taxes for Investors, and any other expenses relating to the sale of securities by the Investors not expressly included above shall be borne by the Investors.

         7.5 CONCURRENT REGISTRATIONS. In the event that a Demand Registration is requested pursuant to paragraph 7.1 at a time when there is an effective Shelf Registration with respect to Shares requested to be included in such Demand Registration, the Company shall have the right, immediately prior to the filing of such Demand Registration, to deregister from the Shelf

Registration the Shares remaining unsold under the Shelf Registration which are requested to be included in such Demand Registration (and if all of the Shares remaining unsold under the Shelf Registration are requested to be included in such Demand Registration, to terminate the effectiveness of the Shelf Registration); provided however, that upon completion of the offering of the Shares pursuant to such Demand Registration the Company shall, upon the request of Investors holding a majority of the Shares that (i) are then subject to the provisions of this Section 7, (ii) were formerly a part of the Shelf Registration, and (iii) were not sold pursuant to the Demand Registration, reregister in a Shelf Registration any unsold Shares which were previously covered by the Shelf Registration.

         7.6 SHARES NO LONGER SUBJECT TO AGREEMENT. Notwithstanding any other provision of this Agreement, Shares sold by an Investor under an effective registration statement or pursuant to Rule 144 shall no longer be considered "Shares" for purposes of this paragraph 7 and the holders of such Shares shall not be considered "Holders" for purposes of this paragraph 7.

         8. ADDITIONAL COVENANTS.

         8.1 FORM S-3/FORM S-2 AVAILABILITY. The Company covenants and agrees that it will timely file all reports required to be filed by it under the Act and the Exchange Act, and it will take such other action as may be necessary and within its control, to cause the Company to remain eligible to register the Common Stock on Form S-3 or Form S-2 (or any successor form that may be adopted by the Commission).

         8.2 ABILITY TO EFFECT REGISTRATION. The Company covenants that it will not take any action or engage in any transaction that reasonably could be expected to adversely affect the ability of the Company to perform its obligations under this Agreement, including without limitation the ability of the Company to comply with the provisions of Articles 3 and 11 of Regulation S-X that may be required to be complied with in connection with preparing and having declared effective by the Commission any registration statement pursuant to a Demand Registration, a Shelf Registration or a Piggy-back Registration.

         8.3 RULE 144. The Company covenants and agrees that: (i) at all times while it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act it will use its best efforts to comply with the current public information requirements of Rule 144(c)(1) under the Act; and (ii) it will furnish Investors upon request with all information about the Company required for the preparation and filing of Form 144.

         9. MISCELLANEOUS.

         9.1 AGREEMENT IS ENTIRE CONTRACT. Except as specifically referenced herein, this Agreement constitutes the entire contract between the parties hereto concerning the subject matter hereof and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. Any previous agreement among the parties related to the transactions described herein is superseded hereby. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

         9.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the state of North Carolina.

         9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.4 TITLE AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience and are not to be considered in construing this Agreement.

         9.5 NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, addressed to a party at its address hereinafter shown below its signature or at such other address as such party may designate by ten (10) days advance written notice to the other party.

         9.6 FINDER'S FEE. Each party hereto represents that it is not, and will not be, obligated for any finder's fee or commission payable in cash in connection with this transaction. Each Investor hereby agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its employees or representatives is responsible.

         The Company agrees to indemnify and hold harmless each Investor from any liability for any commission and compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

         9.7 LEGAL FEES AND EXPENSES. The Company shall pay its own legal fees and expenses. Fees and expenses in the amount of $9,500.00 shall be paid directly to Winstead Sechrest & Minick P.C. by Jonathan G. Ornstein by wire transfer at closing, and such amount shall be credited to the Purchase Price for Shares being acquired by Mr. Ornstein.

         9.8 SURVIVAL OF WARRANTIES. The warranties and representations of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder.

         9.9 AMENDMENT OF AGREEMENT. Except as expressly provided herein, any provision of this Agreement may be amended or waived by each Investor by a written instrument signed by the Company and by each Investor.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.


                                   CCAIR, INC.



                                   BY:  /s/
                                        ----------------------------------------

                                   INVESTOR:


                                   /s/
                                   ------------------------------------
                                   ROBERT PRIDDY

                                   INVESTOR:


                                   BONDERMAN FAMILY LIMITED
                                             PARTNERSHIP


                                   BY: /s/
                                       -----------------------------------------
                                       David Bonderman, General Partner

                                   INVESTOR:


                                   HAKATAK ENTERPRISES, INC.,
                                        NOMINEE


                                   BY: /s/
                                       -----------------------------------------
                                       Tamir Hacker

                                   INVESTOR:

                                   PAR INVESTMENT PARTNERS, L.P.



                                   BY: PAR GROUP, L.P.
                                       GENERAL PARTNER


                                   BY:  PAR CAPITAL MANAGEMENT, INC.
                                              GENERAL PARTNER


                                   BY:  /s/
                                        ----------------------------------------
                                           PAUL A. REEDER, III, PRESIDENT

                                   INVESTOR:


                                   /s/
                                   -----------------------------------
                                   JONATHAN G. ORNSTEIN

                                    EXHIBIT 1


Name and Address of Investor                         Number of Shares

Robert Priddy                                             100,000
3435 Kingsboro Rd. #1601
Atlanta, GA  30326


Bonderman Family Limited Partnership                      200,000
Texas Pacific Group
Suite 2420
201 Main Street
Fort Worth, Texas 76102
Attn:  David Bonderman


Hakatak Enterprises, Inc., Nominee                        100,000
P. O. Box 1623
Pacific Palisades, CA  90272


Par Investment Partners, L.P.                             100,000
One Financial Center
Boston, Massachusetts 02111-2621


Jonathan G. Ornstein                                       45,000
Virgin Express                                            -------
Building 116
Melsbroek Airport
1820 Melsbroek
Belgium

         Total                                            545,000
                                                          =======

                                    EXHIBIT 2

         2.3 SUBSIDIARIES. The Company owns two subsidiaries - Piedmont Commuter, Inc. and Piedmont Charter, Inc. Each subsidiary is a Delaware corporation that has no operations.

         2.9 ABSENCE OF CERTAIN CHANGES. The Company has negotiated a proposed return agreement with Short Brothers (USA), Inc. for the return of its Shorts 360 aircraft. The Company is currently engaged in the negotiation for the acquisition of certain Jetstream aircraft with British Aerospace and its affiliates, in addition to and replacement of certain Jetstream 31 aircraft now under lease by the Company.






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